Exhibit 99.1

Asterias Biotherapeutics Announces Notice of Grant Award with CIRM for Phase 1/2a Clinical Trial of AST-OPC1 in Complete Cervical Spinal Cord Injury

Provides for Immediate Release of Initial Grant Funds

Menlo Park, Calif., Oct. 20, 2014 /PRNewswire/ -- Asterias Biotherapeutics, Inc. (NYSE MKT: AST) announced today that the Company has signed a Notice of Grant Award (NGA) with the California Institute of Regenerative Medicine (CIRM), effective October 1, 2014. The NGA provides for the immediate release of Clinical Development payments and the release of additional grant funds pursuant to the previously announced $14.3 million CIRM grant award for clinical development of Asterias’ product, AST-OPC1. The grant provides non-dilutive funding to initiate a Phase 1/2a clinical trial of AST-OPC1 in patients with complete cervical spinal cord injury and other product development activities for AST-OPC1.

“We are delighted to formally launch our collaboration with CIRM for the development of AST-OPC1 neural cells as a potential pluripotent stem-cell based therapy for spinal cord injury,” stated Pedro Lichtinger, President and CEO of Asterias. “The signing of the Notice of Grant Award was the last in a series of milestones required to begin the release of funds under the CIRM grant.”

In August 2014, Asterias received clearance from the U.S. Food and Drug Administration (FDA) to initiate the Phase 1/2a clinical trial of AST-OPC1. The approved trial follows the successful completion of the Phase 1 clinical study of the product, which met its primary endpoints of safety and feasibility when administered to five patients with neurologically-complete, thoracic spinal cord injury.

“There are currently no approved therapies for the more than 12,000 individuals who suffer a spinal cord injury each year in the United States alone, or for the approximately 1.3 million Americans who are estimated to be living with a spinal cord injury,” Mr. Lichtinger continued. “Individuals with spinal cord injury have impaired limb function, and often suffer from a wide range of additional disabilities that can each significantly impact quality of life. AST-OPC1 has been shown to have three potentially reparative functions that address the complex pathologies observed at the spinal cord injury site: production of neurotrophic factors, stimulation of vascularization, and induction of remyelination of denuded axons. With the Phase 1/2a clinical trial, we look forward to generating additional data that could further support the potential for AST-OPC1 to serve as a new therapy for patients with spinal cord injury.”

The new Phase 1/2a clinical trial is designed to assess safety and activity of escalating doses of AST-OPC1 for complete cervical spinal cord injuries, the first targeted indication for AST-OPC1. The trial will be an open-label, single-arm study testing three escalating doses of AST-OPC1 in 13 patients with subacute, C5-C7, neurologically-complete cervical spinal cord injury. These individuals have essentially lost all sensation and movement below their injury site with severe paralysis of the upper and lower limbs. AST-OPC1 will be administered 14 to 30 days post-injury. Patients will be followed by neurological exams to assess the safety and activity of the product. Selection of the clinical trial sites is well underway, and the Company expects to begin patient enrollment during the first quarter of 2015.

About Asterias Biotherapeutics

Asterias’ core technologies center on stem cells capable of becoming all of the cell types in the human body, a property called pluripotency. Asterias plans to develop therapies based on pluripotent stem cells to treat diseases or injuries in a variety of medical fields having major unmet needs and without adequate therapies available. Asterias initial focus is on two clinical stage programs including oligodendrocyte progenitor cells (AST-OPC1) for spinal cord injuries and antigen-presenting allogeneic dendritic cells (AST-VAC2) for lung cancer.

In October 2013, Asterias acquired the cell therapy assets of Geron Corporation. These assets included INDs for the clinical stage AST-OPC1 and AST-VAC1 programs, banks of cGMP-manufactured AST-OPC1 drug product, cGMP master and working cell banks of human embryonic stem cells, over 400 patents and patent applications filed worldwide including broad issued claims to fundamental platform technologies for the scalable growth of pluripotent stem cells and compositions of matter for several hESC-derived therapeutic cell types, research cell banks, customized reagents and equipment, and various assets relating to the AST-VAC2 program and preclinical programs in cardiology, and orthopedics.

Asterias is a majority-owned subsidiary of BioTime, Inc., (NYSE MKT: BTX), a biotechnology company engaged in research and product development in the field of regenerative medicine. Additional information about Asterias can be found at www.asteriasbiotherapeutics.com.

FORWARD-LOOKING STATEMENTS

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Asterias, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the businesses of Asterias, particularly those mentioned in the cautionary statements found in Asterias' filings with the Securities and Exchange Commission. Asterias disclaims any intent or obligation to update these forward-looking statements